Exhibit 99.1

Satellogic Reports Third Quarter 2026 Financial Results

Record Third Quarter Revenue of $16.0 Million, Up 342% Year-over-Year, with a Second Consecutive Quarter of Positive Adjusted EBITDA

Merlin.01 Launched October 1 and Now Operating, Advancing Persistent Global Intelligence Strategy

After Quarter-End New Space Systems Satellite Agreement to Sell Three In-Orbit Satellites for Approximately $37 Million

Commercial Customer Conversion Accelerates with Four In-Orbit Satellite Agreements Covering Seven Satellites Over the Last Twelve Months

Management to Host Webcast and Conference Call November 10, 2026 at 4:30 p.m. ET

NEW YORK – November 10, 2026 – Satellogic Inc. (NASDAQ: SATL), the infrastructure company for Persistent Global Intelligence (PGI), today reported its financial results for the third quarter ended September 30, 2026.

“We delivered an excellent third quarter, with record revenue and our second consecutive quarter of positive Adjusted EBITDA,” said Satellogic Founder and CEO Emiliano Kargieman. “Revenue grew 342% year-over-year to $16.0 million, following $15.9 million in the second quarter, as we continued to execute across both Data & Analytics and Space Systems. For the first nine months of 2026, revenue reached $38.1 million, more than twice what we generated in all of 2025. These results demonstrate the progress we are making in scaling the business and converting commercial activity into revenue.

“We completed the second satellite delivery under our $18 million agreement with Portugal’s CEiiA, demonstrating our ability to deliver working sovereign capabilities on accelerated timelines. Over the past 12 months, we have announced four in-orbit satellite agreements covering seven satellites and expanded our work with defense and intelligence partners, including Innovative Defense Technologies and SynMax. We extended our six-year relationship with HEO through a new three-year Non-Earth Imaging agreement. After quarter-end, we signed a new sovereign satellite agreement to sell three in-orbit satellites for a total contract value of approximately $37 million. This additional agreement now brings the announced value of these sovereign satellite agreements to approximately $67 million over the past year. In Data & Analytics, Aleph Observer is helping us move customers from individual imagery orders toward recurring monitoring programs. This shift moves customers from imagery that answers questions toward Persistent Global Intelligence that powers decisions. Building on these relationships and adding to our backlog remains a priority as we continue to grow the business.

“In October, we also launched two NewSat Mark VI satellites and an additional NewSat Mark V for our sovereign Space Systems program. Our Space Systems program gives allied governments a pathway from commercial access to dedicated, sovereign-controlled capability. The program builds on a body of proof points that includes Portugal’s purchase of a sovereign satellite, our execution of the first commercial in-orbit transfer of a satellite, Tata’s operation of dedicated capacity for India, and HEO’s first-of-its-kind sovereign capability for Australia. The Mark V launch is a direct response to the growing demand we are seeing from governments that want to own their intelligence capability.

“Our new Mark VI satellites are equipped with inter-satellite links, allowing them to communicate directly in orbit and operate as a coordinated system. The system is designed to allow a detection on one satellite to trigger tasking on another without every decision passing through the ground, shortening the time from detection to follow-up imagery. That capability underpins our Slingshot III work with IDT for the Office of Naval Research and will enable our Merlin constellation to cue our Mark VI satellites for high-resolution follow-up once the constellation enters service.

“The October 1 launch of Merlin.01, the first satellite in our Merlin constellation, marked another major milestone, achieved just 18 months after program kickoff, on schedule and on budget. Merlin.01 is now operating in orbit, with payload commissioning underway since mid-October. Merlin.01 supports our First Missions Program, through which we have begun initial engagement with customers on Merlin.01 imagery and change detections. We plan to launch additional Merlin satellites in the first half of 2027, with operational service and initial revenue from Merlin-based services expected to begin in the second half of 2027. Once fully operational, the constellation is designed to remap the planet daily, detect changes on board, and direct our high-resolution satellites to areas requiring closer observation. That is how we intend to expand persistent monitoring beyond the locations customers already know to changes occurring across the globe,” concluded Kargieman.

Dustin Greer, Satellogic Interim CFO, added, “Our financial results reflect strong revenue growth, which is translating into substantial year-over-year improvement in operating performance. Third quarter revenue increased 342% year-over-year to $16.0 million. Operating loss narrowed by $5.8 million, or 72%, to $2.3 million, while Adjusted EBITDA improved to positive $1.2 million from a loss of $4.9 million, marking our second consecutive quarter of positive Adjusted EBITDA. For the first nine months of 2026, Adjusted EBITDA was nearly breakeven at a $0.2 million loss, compared to a loss of $15.0 million a year ago. Third quarter GAAP net income of $28.3 million included a $30.0 million non-cash gain from changes in the fair value of financial instruments. This gain is not indicative of underlying operating performance.

“We ended September with $106.5 million in cash and cash equivalents and $66.9 million in total remaining performance obligations, reflecting contracts in place at September 30. Remaining performance obligations decreased from $80.7 million at June 30, primarily reflecting revenue recognized upon delivery of the second CEiiA satellite. The September 30 balance excludes the new approximately $37 million sovereign satellite agreement signed after quarter-end. Our liquidity position and the Merlin program’s full funding through customer contracts leave us well positioned to execute our production plan for the Merlin and NewSat fleet. We are balancing these growth investments with disciplined spending as we work toward positive free cash flow,” concluded Greer.

Third Quarter 2026 and Subsequent Operational Highlights

●

Generated record quarterly revenue of $16.0 million, up 342% year-over-year, including $6.6 million in Data & Analytics revenue and $9.5 million in Space Systems revenue. Operating loss narrowed 72% to $2.3 million, and Adjusted EBITDA was positive $1.2 million, marking the second consecutive quarter of positive Adjusted EBITDA. Cash and cash equivalents totaled $106.5 million at quarter-end.

●

Completed the in-orbit delivery of the second NewSat Mark V satellite under the previously announced $18 million agreement with Portugal’s CEiiA, contributing to third quarter Space Systems revenue. Over the past 12 months, Satellogic has announced four in-orbit satellite agreements covering seven satellites, including the sale of NewSat-34 to HEO, a $12 million satellite transfer to a sovereign defense customer and the new sovereign agreement signed after quarter-end described below.

●

Continued expanding Data & Analytics, which generated $6.6 million in third quarter revenue, more than double the prior-year period. Aleph Observer, launched in February 2026 with its first customer signed in April, supports recurring monitoring of hundreds of sites in a customer’s area of interest and will serve as a foundation for broader coverage as Merlin enters service.

●

Successfully launched Merlin.01 aboard SpaceX’s Transporter-18 mission on October 1, 2026, 18 months after program kickoff, alongside two NewSat Mark VI satellites equipped with inter-satellite links and one sovereign-program NewSat Mark V. All four spacecraft made contact and returned good subsystem health reports.

●

Merlin.01 is operating, with solar arrays deployed and payload commissioning underway since mid-October, supporting the Company’s First Missions Program and initial customer engagement on early Merlin data. Additional Merlin launches are planned for the first half of 2027, with operational service and initial revenue from Merlin-based services expected to begin in the second half of 2027. When fully operational, the constellation is designed to remap the planet daily in one-meter-class imagery, detect change on board, deliver alerts within 30 minutes and cue NewSat Mark VI satellites for 50-centimeter follow-up imagery.

●

Expanded work with Innovative Defense Technologies on the U.S. Office of Naval Research’s Slingshot III program. On-orbit activities and tests are planned for 2027 and 2028, with six NewSat Mark VI satellites to be integrated over the 18 months following the September announcement to support autonomous, low-latency maritime domain awareness.

●

Signed a three-year Non-Earth Imaging agreement with HEO that runs through 2029 and includes a seven-figure minimum annual commitment in each of its three years. The agreement covers NewSat Mark IV, Mark V and Mark VI satellites, including the newest ISL-equipped spacecraft, and extends a six-year working relationship.

●

Announced an agreement for SynMax’s Theia platform to serve as the channel for Merlin-derived maritime intelligence, including vessel tracking, dark-vessel identification, sanctions-evasion monitoring and illegal fishing analysis.

●

Supported HEO’s rendezvous and proximity operations campaign, during which Satellogic-built Continuum-1 inspected a derelict rocket body from within 27 kilometers at resolution as sharp as seven centimeters per pixel, demonstrating space domain awareness capabilities without new hardware.

●

Subsequent to quarter-end, signed an approximately $37 million agreement covering the in-orbit transfer of a NewSat Mark V and two NewSat Mark VI satellites. The transfers are expected to be complete by mid-2027, subject to standard contractual and regulatory milestones.

●

Strengthened leadership with the appointments of Vice Admiral Frank D. “Trey” Whitworth, U.S. Navy (Ret.), former Director of the National Geospatial-Intelligence Agency, as President; Jamil Kawar, who brings more than two decades of aerospace, defense and space experience, including senior international satellite sales roles at BlackSky and ICEYE, as Senior Vice President, Space Systems; and Dustin Greer as Interim CFO. The search for a permanent CFO continues.

Financial Results for the Three and Nine Months Ended September 30, 2026

Third quarter revenue increased $12.4 million, or 342%, to a record $16.0 million from $3.6 million in the prior-year period. Data & Analytics revenue, including Constellation-as-a-Service, was $6.6 million compared with $3.2 million, driven by higher contract volumes and task orders. Compared with $7.1 million in the second quarter, the sequential change primarily reflected the lower non-cash revenue recognized under the Company’s Palantir agreement. Space Systems revenue was $9.5 million, including the delivery of the second CEiiA satellite, compared with $0.5 million in the prior-year period.

Cost of revenue, excluding depreciation, was $3.5 million compared with $1.2 million a year ago, reflecting the cost of the sale of a satellite during the period and increased cloud computing and ground station activity. Engineering expense was $3.8 million versus $2.6 million, and selling, general and administrative expense was $9.9 million versus $6.4 million, primarily reflecting investment in personnel and commercial capabilities. Operating loss narrowed 72% to $2.3 million from $8.1 million. Adjusted EBITDA improved to positive $1.2 million from a loss of $4.9 million, marking the second consecutive quarter of positive Adjusted EBITDA.

Third quarter GAAP net income was $28.3 million compared with $4.0 million in the prior-year period. The 2026 result included a $30.0 million non-cash gain from changes in the fair value of financial instruments, versus $11.9 million a year ago. The gain primarily reflected remeasurement of warrant and earnout liabilities ahead of their first-quarter 2027 expirations and is not indicative of underlying operating performance.

Cash and cash equivalents were $106.5 million as of September 30, 2026, compared with $94.4 million at year-end 2025. Net cash used in operating activities was $10.4 million for the quarter versus $8.4 million a year ago, reflecting working capital timing, including higher receivables. Under GAAP, $4.8 million of proceeds from an in-orbit satellite sale were classified as investing cash flow. Including those proceeds, non-GAAP Adjusted Net Cash Used in Operating Activities was $5.5 million versus $8.4 million. Quarterly capital expenditures totaled $6.2 million, primarily for Merlin and NewSat production, versus $1.3 million.

Total remaining performance obligations were $66.9 million at September 30, 2026, compared with $80.7 million at June 30, 2026, primarily reflecting revenue recognized upon delivery of the second CEiiA satellite. The September 30, 2026 balance reflects contracts in place at quarter-end, including the HEO Non-Earth Imaging agreement, and excludes $1.0 million of variable consideration that was constrained as of September 30, 2026. The September 30 balance excludes the new sovereign satellite agreement described above, which was signed after quarter-end. Of the September 30, 2026 balance, $33.4 million is expected to be recognized as revenue within one year, $8.7 million in the following year, $8.2 million in year three and $16.6 million thereafter. Secured Convertible Note principal remained unchanged at $18.0 million.

For the first nine months of 2026, revenue increased 232% to $38.1 million from $11.5 million, exceeding full-year 2025 revenue of $17.7 million by 115%. Data & Analytics revenue was $18.3 million compared with $10.1 million, while Space Systems revenue reached $19.8 million compared with $1.3 million. Operating loss narrowed to $8.4 million from $23.9 million, and the Adjusted EBITDA loss improved to $0.2 million from $15.0 million.

Nine-month GAAP net loss was $110.0 million versus $35.3 million a year ago, primarily reflecting a $102.7 million net non-cash fair value charge related to the Company’s financial instruments, including the effects of share-price appreciation and the conversion of $12.0 million of Secured Convertible Note principal. Net cash used in operating activities was $18.8 million versus $17.4 million. Including $13.2 million of in-orbit satellite sale proceeds reported in investing activities, non-GAAP Adjusted Net Cash Used in Operating Activities was $5.7 million versus $17.4 million, an $11.8 million improvement. Year-to-date capital expenditures totaled $17.4 million versus $4.0 million.

Third Quarter Fiscal Year 2026 Financial Results Conference Call

Satellogic’s Chief Executive Officer Emiliano Kargieman and Interim Chief Financial Officer Dustin Greer will host a conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed following the call via the investor relations section of the Company’s website.

To access the call, please use the following information:

Date:	Tuesday, November 10, 2026
Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-in:	1-877-407-0752
International Dial-in:	1-201-389-0912
Conference Code:	13763257
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1779304&tp_key=7ad56fbb10

A telephone replay will be available approximately three hours after the call and will run through November 24, 2026, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13763257. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available in the Company’s investor relations section here.

Use of Non-GAAP Financial Measures

To supplement our Condensed Consolidated Financial Statements, which are prepared and presented in accordance with U.S. GAAP, we use the following non-GAAP measures: EBITDA, Adjusted EBITDA, Free Cash Flow, and Adjusted Net Cash Used in Operating Activities. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

We define Non-GAAP EBITDA as net income (loss) excluding interest income, net, income taxes, depreciation and amortization. Interest income, net is interest income less interest expense. We did not incur amortization expense during the three and nine months ended September 30, 2026 and 2025.

We define Non-GAAP Adjusted EBITDA as Non-GAAP EBITDA further adjusted for other (expense) income, net, changes in the fair value of financial instruments, and stock-based compensation. Other (expense) income, net consists primarily of foreign currency gains and losses.

We define Non-GAAP Free Cash Flow as net cash used in operating activities, less payments for capital expenditures, plus proceeds from the sale of in-orbit satellites.

We define Non-GAAP Adjusted Net Cash Used in Operating Activities as net cash used in operating activities plus proceeds from the sale of in-orbit satellites.

As of January 1, 2026, we updated our methodology to exclude interest income from EBITDA and Adjusted EBITDA. This change aligns our reporting with industry peers and better serves our goal of providing useful information regarding our operating performance by ensuring that non-operating income and losses are excluded from our Non-GAAP profitability measures. The prior period has been recast using the updated methodology.

Non-GAAP Financial Measure Reconciliations

The following table presents a reconciliation of Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA to our net income (loss) for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of U.S. dollars)	2026	2025	2026	2025
Net income (loss) available to stockholders	$28,304	$3,967	$(110,047)	$(35,266)
Interest income, net	(829)	(272)	(2,789)	(734)
Income tax (benefit) expense	258	119	2,237	794
Depreciation	1,107	1,502	3,644	6,037
Non-GAAP EBITDA	$28,840	$5,316	$(106,955)	$(29,169)
Change in fair value of financial instruments	(29,999)	(11,882)	102,691	10,791
Other expense (income), net (1)	(18)	(14)	(471)	533
Stock-based compensation	2,347	1,653	4,515	2,824
Non-GAAP Adjusted EBITDA	$1,170	$(4,927)	$(220)	$(15,021)

(1) Other expense (income), net includes foreign exchange gain or loss and other non-operating income and expenses not considered indicative of our ongoing operational performance.

The following table presents a reconciliation of Non-GAAP Free Cash Flow to cash flows used in operating activities for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of U.S. dollars)	2026	2025	2026	2025
Net cash used in operating activities	$(10,359)	$(8,371)	$(18,831)	$(17,435)
Purchases of property and equipment	(6,214)	(1,338)	(17,399)	(4,027)
Proceeds from sale of in-orbit satellites	4,840	—	13,175	—
Non-GAAP Free Cash Flow	$(11,733)	$(9,709)	$(23,055)	$(21,462)

The following table presents a reconciliation of Non-GAAP Adjusted Net Cash Used in Operating Activities to cash flows used in operating activities for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of U.S. dollars)	2026	2025	2026	2025
Net cash used in operating activities	$(10,359)	$(8,371)	$(18,831)	$(17,435)
Proceeds from sale of in-orbit satellites	4,840	—	13,175	—
Non-GAAP Adjusted Net Cash Used in Operating Activities	$(5,519)	$(8,371)	$(5,656)	$(17,435)

About Satellogic

Founded in 2010, Satellogic (NASDAQ: SATL) builds the infrastructure for Persistent Global Intelligence (PGI): continuous, proactive awareness of the places, assets, and activities that matter. The company combines high-cadence satellite collection, best-in-class technology, AI-accelerated workflows, and sovereign-trusted architecture to help customers move from episodic imagery to persistent monitoring programs.

Satellogic serves allied defense and intelligence agencies, civil governments, and commercial markets that need reliable, scalable awareness of change across large portfolios of sites. Customers can begin with discovery, expand into persistent monitoring, and build toward dedicated or sovereign-controlled capacity as their mission requirements grow.

To learn more, please visit: https://www.satellogic.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on Satellogic’s current expectations and beliefs concerning future developments and their potential effects on Satellogic. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These statements are based on various assumptions, whether or not identified in this press release. These forward-looking statements are provided for illustrative purposes only and are not intended to serve, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Satellogic. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our ability to generate revenue as expected, including due to challenges created by macroeconomic concerns, geopolitical uncertainty (e.g., trade relationships), financial market fluctuations and related factors, (ii) our ability to effectively market and sell our PGI services and to convert our pipeline of potential contracts into actual revenues, (iii) market acceptance of our PGI services and our dependence upon our ability to keep pace with the latest technological advances, including those related to artificial intelligence and machine learning, (iv) risks related to the secured convertible notes, (v) the potential loss of one or more of our largest customers, (vi) the considerable time and expense related to our sales efforts and the length and unpredictability of our sales cycle, (vii) risks and uncertainties associated with defense-related contracts, (viii) risks related to our pricing structure, (ix) our ability to scale production of our satellites as planned, (x) unforeseen risks, challenges and uncertainties related to our expansion into new business lines, (xi) our dependence on third parties, including SpaceX, to transport and launch our satellites into space, (xii) our reliance on third-party vendors and manufacturers to build and provide certain satellite components, products, or services and the inability of these vendors and manufacturers to meet our needs, (xiii) our dependence on ground station and cloud-based computing infrastructure operated by third parties for value-added services, and any errors, disruption, performance problems, or failure in their or our operational infrastructure, (xiv) risks related to certain minimum service requirements in our customer contracts, (xv) our ability to identify suitable acquisition candidates or consummate acquisitions on acceptable terms, or our ability to successfully integrate acquisitions, (xvi) competition for PGI services, (xvii) risks related to changes in tax laws and regulations, including the “One Big Beautiful Bill Act,” (xviii) risks related to changes in trade policy and the related impact on macroeconomic conditions, including further expansions of U.S. export controls and tariffs, as well as related retaliatory actions, (xix) challenges with international operations or unexpected changes to the regulatory environment in certain markets, (xx) unknown defects or errors in our products, (xxi) risks related to the capital-intensive nature of our business and our ability to raise adequate capital to finance our business strategies, (xxii) uncertainties beyond our control related to the production, launch, commissioning, and/or operation of our satellites and related ground systems, software and analytic technologies, (xxiii) the failure of the market for PGI services to achieve the growth potential we expect, (xxiv) risks related to our satellites and related equipment becoming impaired, (xxv) risks related to the failure of our satellites to operate as intended, (xxvi) production and launch delays, launch failures, and damage or destruction to our satellites during launch, (xxvii) significant risks and uncertainties related to our insurance that may not be covered by insurance, (xxviii) the impact of geopolitical disruptions (including the ongoing conflict in the Middle East), natural disasters, unusual or prolonged unfavorable weather conditions, public health emergencies or other developments outside of our control on our business and satellite launch schedules, (xxix) risks related to our ability to protect our intellectual property critical to the design and function of our satellites and our PGI services, and (xxx) the anticipated benefits of our domestication may not materialize. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Satellogic’s Annual Report on Form 10-K and other documents filed or to be filed by Satellogic from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Satellogic assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Satellogic can give no assurance that it will achieve its expectations.

Contacts

Investor Relations:
ir@satellogic.com

Media Relations:
pr@satellogic.com

SATELLOGIC INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(in thousands of U.S. dollars, except share and	Three Months Ended September 30,		Nine Months Ended September 30,
per share amounts)	2026	2025	2026	2025
Revenue
Service revenue	$7,610	$3,633	$20,565	$11,460
Product revenue	8,431	—	17,502	—
Total revenue	16,041	3,633	38,067	11,460

Costs and expenses, exclusive of depreciation shown separately below
Cost of service revenue	2,133	1,171	5,223	3,597
Cost of product revenue	1,409	—	2,592	—
Cost of revenue	3,542	1,171	7,815	3,597
Engineering	3,825	2,629	9,979	7,449
Selling, general and administrative	9,851	6,413	25,008	18,259
Depreciation	1,107	1,502	3,644	6,037
Total costs and expenses	18,325	11,715	46,446	35,342
Operating loss	(2,284)	(8,082)	(8,379)	(23,882)
Other income (expense), net
Interest income, net	829	272	2,789	734
Change in fair value of financial instruments	29,999	11,882	(102,691)	(10,791)
Other income (expense), net	18	14	471	(533)
Total other income (expense), net	30,846	12,168	(99,431)	(10,590)
Income (loss) before income tax	28,562	4,086	(107,810)	(34,472)
Income tax benefit (expense)	(258)	(119)	(2,237)	(794)
Net income (loss) available to stockholders	$28,304	$3,967	$(110,047)	$(35,266)
Other comprehensive (loss) gain
Foreign currency translation (loss) gain, net of tax	(42)	107	(840)	1,113
Comprehensive income (loss)	$28,262	$4,074	$(110,887)	$(34,153)

Basic net income (loss) per share for the period attributable to holders of Common Stock	$0.18	$0.04	$(0.74)	$(0.35)
Basic weighted-average Common Stock outstanding	154,733,319	105,984,243	149,347,566	101,982,971
Diluted net income (loss) per share for the period attributable to holders of Common Stock	$0.14	$(0.02)	$(0.74)	$(0.35)
Diluted weighted-average Common Stock outstanding	179,276,336	130,984,243	149,347,566	101,982,971

SATELLOGIC INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
(in thousands of U.S. dollars, except share and par value amounts)	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$106,545	$94,430
Restricted cash	2,557	7,407
Accounts receivable, net of allowance of $25 and $52, respectively	12,118	8,548
Inventories	476	2,090
Prepaid expenses and other current assets	5,139	2,699
Total current assets	126,835	115,174
Property and equipment, net	38,767	24,650
Operating lease right-of-use assets	6,193	7,048
Investment in equity securities	14,336	—
Other non-current assets[1]	1,397	4,431
Total assets	$187,528	$151,303
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,247	$2,432
Warrant liabilities	8,702	5,818
Earnout liabilities	680	554
Operating lease liabilities	1,320	1,174
Contract liabilities	6,713	10,609
Accrued expenses and other liabilities	3,217	1,918
Total current liabilities	25,879	22,505
Secured Convertible Notes at fair value	85,950	56,110
Operating lease liabilities	5,168	6,099
Contract liabilities	3,000	4,000
Other non-current liabilities	4,179	2,063
Total liabilities	124,176	90,777
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Class A Common Stock, $0.0001 par value, 385,000,000 shares authorized, 144,077,945 shares issued and 143,510,122 shares outstanding as of September 30, 2026 and 125,639,916 shares issued and 125,072,093 shares outstanding as of December 31, 2025	—	—
Class B Common Stock, $0.0001 par value, 15,000,000 shares authorized, 10,582,641 shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Treasury stock, at cost, 567,823 shares as of September 30, 2026 and December 31, 2025	(8,603)	(8,603)
Additional paid-in capital	587,199	473,486
Accumulated other comprehensive (loss) income	(309)	531
Accumulated deficit	(514,935)	(404,888)
Total stockholders’ equity	63,352	60,526
Total liabilities and stockholders' equity	$187,528	$151,303

1  $1,213 of Restricted cash included in Other non-current assets

SATELLOGIC INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
(in thousands of U.S. dollars)	2026	2025
Cash flows from operating activities:
Net loss	$(110,047)	$(35,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	3,644	6,037
Operating lease expense	1,507	1,234
Deferred tax expense (benefit)	1,992	—
Stock-based compensation	4,515	2,824
Change in fair value of financial instruments, net of interest paid on Secured Convertible Notes	100,157	7,479
Foreign exchange differences	(284)	(102)
Loss on disposal of property and equipment	580	471
Release of estimated credit losses on accounts receivable	(29)	(60)
Equity in net (income) loss of affiliate	—	(21)
Non-cash change in contract liabilities	(276)	(262)
Adjustment for proceeds on sale of in-orbit satellites	(13,175)	—
Changes in operating assets and liabilities:
Accounts receivable	(4,154)	(20)
Inventories	2,027	—
Prepaid expenses and other current assets	(2,453)	2,008
Accounts payable	1,312	(1,475)
Contract liabilities	(4,349)	2,397
Accrued expenses and other liabilities	1,640	(1,626)
Operating lease liabilities	(1,438)	(1,053)
Net cash used in operating activities	(18,831)	(17,435)
Cash flows from investing activities:
Purchases of property and equipment	(17,399)	(4,027)
Proceeds from sale of in-orbit satellites	13,175	—
Net cash used in investing activities	(4,224)	(4,027)
Cash flows from financing activities:
Payments for withholding taxes related to the net share settlement of equity awards	(1,830)	(980)
Proceeds from issuance of Common Stock under ATM Program, net of transaction costs	—	7,448
Proceeds from Registered Direct Offerings, net of transaction costs	32,795	18,769
Proceeds from exercise of stock options	235	1,745
Net cash provided by financing activities	31,200	26,982
Net increase in cash, cash equivalents and restricted cash	8,145	5,520
Effect of foreign exchange rate changes on cash and cash equivalents	78	148
Cash, cash equivalents and restricted cash - beginning of period	102,092	23,682
Cash, cash equivalents and restricted cash - end of period	$110,315	$29,350